Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of February 16, 2007 (this “Agreement”), is by and between Isonics Corporation, a California corporation whose address is 5906 McIntyre Street, Golden, CO 80403 (the “Company”), and Christopher Toffales, an individual residing at 21 Motts Hollow Road, Port Jefferson, New York  11777 (“Executive”).

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company and the Company’s shareholders that the Company undertake a restructuring of management of the Company; and

WHEREAS, as an integral part of said restructuring, the Board of Directors desires to retain the services of Executive, and Executive is willing to provide such services, upon the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             Retention of Services; Term.  Effective as of the date hereof (the “Effective Date”), the Company retains the services of Executive, and Executive agrees to furnish such services, upon the terms and conditions set forth in this Agreement.  Subject to earlier termination on the terms and conditions provided in section 7 of this Agreement, and subject to certain provisions of this Agreement which shall survive any termination of the employment of Executive, the term (the “Employment Period”) of the employment of Executive under this Agreement is to commence upon satisfaction or waiver of each of the conditions precedent set forth in Section 14 and terminate on April 30, 2009.  The Company shall give Executive written notice that the Company shall not continue to employ executive after the expiration of the Employment Period at least three months prior to the last day of the Employment Period; absent the giving of such notice, this Agreement and the Employment Period shall be deemed to be extended for an additional one year period.

2.             Duties and Extent of Services During Employment Period.

(a)           During the Employment Period, Executive shall (i) serve as the Chairman of the Board of Directors of the Company on the terms and conditions set forth in this Agreement, (ii) report directly to the Board of Directors and (iii) exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive’s position, consistent with the responsibilities of a chairman of the board of directors of a company comparable to the Company, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the Bylaws of the Company.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in his capacity as the Chairman of the Board of Directors of the Company, Executive may act on behalf of the Company to the fullest extent permissible for a person acting in such capacity under applicable law, subject to the direction and supervision of the Board of Directors and the requirements of California law.

(c)           Executive shall be required to devote sufficient time to the business of the Company to achieve the purposes of the Company’s business, expected to be approximately one-half (50%) of his business time.

(d)           Notwithstanding anything to the contrary contained in this Agreement, during the Employment Period, Executive may (i) engage, directly or indirectly, in any other businesses and ventures, including providing services and otherwise being affiliated with (A) Irvine Sensors Corporation,  (B) SenseIt Corp., a Delaware corporation in which the Company is a stockholder “SenseIt”),  (C) CTC Aero, LLC, a New York limited liability company in which Executive (in his individual capacity and not in his capacity as an officer, director and/or employee of the Company) is the sole member (“CTC Aero”), and (D) other persons or entities (and their respective affiliates) with whom Executive or CTC Aero, has any equity interest or any other business or financial relationship or arrangement as of the date of the commencement of the Employment Period, (ii) become an employee, officer or director of, or provide consulting or other services for, any other person or entity that is not directly competitive with the Company and (iii) devote time, attention and energies to reasonable community activities and public affairs, provided such community activities and public affairs efforts shall not conflict with the amount of time required to be devoted to the Company under this Agreement.  Neither the Company nor any of the Company’s officers, directors, employees and stockholders shall have any right, title or interest, by virtue of this Agreement or otherwise, to share in any of the businesses, ventures, equity interests, business or financial relationships or arrangements, investments or activities to which Executive may engage or participate in pursuant to the preceding sentence or in any income or revenues derived from any of such businesses, ventures, equity interests, business or financial relationships or arrangements, investments or activities.

(e)           Effective as of the Effective Date and thereafter throughout the Employment Term, the Company shall take all steps reasonably necessary (including, but not limited to, solicitation of proxies or written consents) to cause Executive to be elected as a director of the Company.

3.             Remuneration.

(a)           During the Employment Period, the Company shall pay to Executive as compensation for his services performed under this Agreement an amount equal to $10,000.00 per calendar month (the “Base Salary”), which amount shall be paid in a manner consistent with the Company’s payroll practices for executive officers.  To the extent that the first and/or last months of the Employment Period consist of less than a full calendar month, the compensation shall be pro-rated accordingly for such first and last months.

(b)           (i)  The Company shall seek and use its best efforts to obtain shareholder approval of the Company’s 2007 Restructuring Equity Plan (the “Plan”) at a shareholders’ meeting which shall be held within 70 days after receiving at least $1,000,000 in new debt or equity capital following the date hereof.  If the Company does not receive new debt or equity capital before June 30, 2007, approval will be sought and the Company will use its best efforts to obtain shareholder approval of the Plan at the Company’s 2007 annual meeting of shareholders, currently contemplated to be held in October 2007.

(ii)           At the meeting of the Board of Directors of the Company at which this contract is approved, the Board of Directors will grant Executive a non-qualified stock option (the “Option”) to purchase 2,250,000 shares of the common stock, no par value (the “Common Stock”), of the Company under the Plan, exercisable at fair market value (as defined in the Plan) on such date, with a term of five years, and exercisable as follows:

(A)          500,000 shares shall become exercisable immediately upon shareholder approval of the Plan;

(B)           750,000 shares shall become exercisable on April 30, 2008;

(C)           83,333 shares shall become exercisable on May 31, 2008;

(D)          83,333 shares shall become exercisable on June 30, 2008;

(E)           83,334 shares shall become exercisable on July 31, 2008;

(F)           83,333 shares shall become exercisable on August 31, 2008;

(G)           83,333 shares shall become exercisable on September 30, 2008;

(H)          83,334 shares shall become exercisable on October 31, 2008;

(I)            83,333 shares shall become exercisable on November 30, 2008;

(J)            83,333 shares shall become exercisable on December 31, 2008;

(K)          83,334 shares shall become exercisable on January 31, 2009;

(L)           83,333 shares shall become exercisable on February 28, 2009;

(M)         83,333 shares shall become exercisable on March 31, 2009; and

(N)          83,334 shares shall become exercisable on April 30, 2009.

(iii)          The option agreement evidencing the Option will provide that:

(A)          If this Agreement or Executive’s employment by the Company is terminated (1) by the Company without cause or (2) by a failure to renew this Agreement or to enter into a new employment agreement following the expiration of the Employment Period, one-half of the shares underlying the Option that are not exercisable as provided in paragraph 3(b)(ii) will immediately become exercisable and the Option, to the extent then exercisable pursuant to paragraph 3(b)(ii) and this clause (A), will remain exercisable for the remaining term thereof.

(B)           If Executive terminates this Agreement and his employment hereunder for any reason, no further portion of the Option will become exercisable and the Option, to the extent then exercisable pursuant to paragraph 3(b)(ii) and this clause (B), will (1) remain exercisable for three months after such termination, if the termination occurs prior to the first anniversary of the date of this Agreement, or (2) remain exercisable for the remainder of the term of the Option, if the termination occurs on or after the first anniversary of this Agreement.

(C)           If this Agreement or Executive’s employment by the Company is terminated by the Company for cause (as defined below), the portion of the Option then exercisable shall, to the extent exercisable pursuant to paragraph 3(b)(ii), remain exercisable for the three months following such termination.

(D)          The Option shall become exercisable in full, notwithstanding the schedule of exercisability set forth in paragraph 3(b)(ii), for the duration of the stated term thereof upon any (A) change in control of the Company, (B) merger of the Company as a result of which the shareholders of the Company immediately preceding such merger shall own less than a majority of the voting securities of the surviving corporation in the merger, (C) any sale of all or substantially all of the assets of the Company (for purposes of this clause (C), the sale of Protection Plus Security Corporation and Isonics Vancouver, Inc., or such entities’ assets, shall not constitute the sale of all or substantially all of the assets of the Company), or (D) any dissolution, liquidation or winding up of the Company.

(E)           The option agreement will provide that broker cashless-exercise will be permitted.

(iv)          The Company shall take all steps reasonably necessary (including, but not limited to, solicitation of proxies or written consents) to cause shareholder approval of the Plan to be obtained.

(c)           (i)            With respect to the Company’s fiscal year ending April 30, 2008, the Company will pay Executive a cash bonus (from which will be deducted normal withholding) equal in value to $250,000 if he accomplishes the following events to the reasonable satisfaction of the Company’s compensation committee:

(A)          Executive, with the assistance of other members of management and employees of the Company, will assess the Company’s ion-mobility spectroscopy (“IMS”) technology and products and provide a recommendation to the Board of Directors for the continuation of that division, discontinuance of that division, or other recommendation by March 15, 2007, understanding that this will not be a detailed plan or forecast by that date, but Executive will be available to the Board of Directors to discuss his recommendation and the basis therefor.  If Executive concludes that the Company should continue to pursue the IMS technology and products, then he, with the assistance of other members of management and employees of the Company, shall present to the Board of Directors a more complete plan for presentation to the Board of Directors by April 15, 2007.  When completed, Executive will have earned 25% of the bonus, which portion of the bonus, if and when so earned, shall be paid to Executive no later than the earlier of (1) the date on which the Company has received $2,000,000 in gross proceeds from the C-D Offering (as such term is defined in subparagraph 14(a)(i)) or (2) June 30, 2007.

(B)           Executive, with the assistance of other members of management and employees of the Company, will create a three-year strategic plan for the Company for presentation to the board of directors not later than October 2007.  This is expected to be a reasonably detailed plan, including appropriate forecasts and other information.  When completed, Executive will have earned 25% of the bonus, which portion of the bonus shall be paid to Executive no later than fifteen calendar days following the date on which such portion of the bonus is earned.

(C)           Executive will identify and negotiate a significant strategic acquisition for Isonics by April 30, 2008, and (by that date) obtain a letter of intent or other documentation indicating the other party’s desire and intention to complete such transaction with a reasonable likelihood that the acquisition can and will be completed in accordance with legal requirements before November 1, 2008.  When such letter of intent is obtained, Executive will have earned 50% of the bonus, which portion of the bonus shall be paid to Executive no later than fifteen calendar days following the date on which such portion of the bonus is earned.

(ii)           On or before March 31, 2008, the compensation committee will negotiate a reasonable, appropriate, market-based bonus program for Mr. Toffales’ continuing employment for the Company’s fiscal year ending April 30, 2009, which will be based on EBITDA and other reasonable performance criteria.

(iii)          The bonus described in subparagraphs 3(c)(i) and (ii) are hereinafter referred to as the “Bonus.”

(d)           All compensation and employee benefits to be provided Executive under this Agreement shall be exclusive of any compensation and employee benefit to which Executive may be entitled to receive from SenseIt or any other entity as contemplated by paragraph 3(d) of this Agreement.

(e)           Notwithstanding anything to the contrary contained in this Agreement, in the event that employee benefits are no longer provided to Executive under his employment agreement with SenseIt, the Company shall provide to the Employee all other benefits and perquisites previously provided to the Executive by SenseIt to the extent comparable benefits do not already exist at Isonics; provided, that the time Executive shall be required to devote to the business of the company and its subsidiaries shall be increased to approximately 60% of the Executive’s business time.

4.             Employee Benefits; Expenses.

(a)           During the term of this Agreement, the Company shall provide to Executive the right to participate in the Company’s then existing medical and dental insurance, life insurance, disability insurance, retirement plans, profit-sharing plans, savings plans, stock option plans and other employee benefit plans and policies as currently provided by Administaff (or its successor) on the same terms as are then generally available to the Company’s senior executive officers.

(b)           The Company shall reimburse Executive for all reasonable and necessary expenses, and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive’s duties under this Agreement, upon submission of appropriate documentation therefor, consistent with the Company’s expense reimbursement policies.  Reasonable and necessary expenses includes full refundable (upgradeable) coach fare, or if not available business or other class fare, for air travel when traveling on behalf of the Company.  When Executive’s travel for the Company is combined with travel for other activities of Executive, Executive will fairly allocate the costs between the Company and Executive’s other activities.

(c)           During the term of this Agreement and for a three year period thereafter, the Company shall have in effect at all times, at its expense and no cost to Executive, one or more directors and officers liability indemnification insurance policies (the “D&O Policies”) covering liabilities which may have accrued or that will be incurred by the performance of Executive’s services on behalf of the Company in the minimum benefit amount of amounts to be determined in good faith by the board of directors, and provided that all officers and directors are treated alike.

(d)           No amounts paid to or on behalf of Executive under any plan or arrangement in accordance with paragraphs 5(a), (b), and (c), shall be deemed to be paid in lieu of other compensation to which Executive is entitled to receive or benefit from under this Agreement.

5.             Confidential Information; Proprietary Rights.

(a)           In the course of Executive’s employment by the Company, Executive will have access to and possession of valuable and important confidential or proprietary data or information of the Company and/or its affiliates and their operations.  Executive will not, during Executive’s employment by the Company or at any time thereafter, divulge or communicate to any person, nor shall Executive direct any employee, representative or agent of the Company or any of its affiliates to divulge or communicate to any person or entity (other than to a person or entity bound by confidentiality obligations similar to those contained in this section 6 and other than as necessary in performing Executive’s duties under this Agreement) or use, to the detriment of the Company, or any of the Company’s affiliates or for the benefit of any other person or entity, including, but not limited to, any competitor, supplier, licensor, licensee or customer of the Company, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as “confidential” or “secret.”  Executive shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

(b)           The term “confidential or proprietary data or information” as used in this Agreement shall mean information not generally available to the public, including, but not limited to, all customer information, database information, personnel information, financial information, account lists or other account information, names, telephone numbers or addresses, supplier or vendor lists, trade secrets, patented or other proprietary information, forms, information regarding operations, systems, methods, processes, financing, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data; provided, however, confidential or proprietary information shall not include information that is (i) generally available to the public or becomes publicly known through no wrongful act of Executive, (ii) independently developed by a third party and disclosed to Executive through no wrongful act of Executive or the other party or (iii) is required to be disclosed by law.  Notwithstanding anything to the contrary in the immediately preceding sentence, Executive will not knowingly propagate the spread of information which is proprietary to the Company or any shareholder of the Company.

(c)           Executive will, at all times, promptly disclose to the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Executive solely in connection with Executive’s employment under this Agreement and which solely relate to the business of the Company (the “Work Product”).  Executive agrees that all Work Product shall be the sole property of the Company.  Executive hereby assigns all of his right, title and interest to the Work Product to the Company.  Executive further agrees that Executive, without charge, will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in the Work Product.  To the extent any moral rights or other Work Product rights are not legally transferable to the Company, Executive hereby waives and agrees to never assert any such rights against the Company or any of its affiliates, even after termination of employment.

(d)           All written materials, books, records and documents made by Executive or coming into Executive’s possession during Executive’s employment by the Company concerning any products, processes or systems used, developed, investigated, purchased, sold or considered by the Company or any of its affiliates or otherwise concerning the business or affairs of the Company or any of its affiliates, including, but not limited to, any files, customer records such as names, telephone numbers and addresses, lists, firm records, brochures and literature, shall be the sole property of the Company and, upon termination of Executive’s employment by the Company or upon request of the Company during Executive’s employment by the Company, Executive shall promptly deliver the same to the Company.  In addition, upon termination of Executive’s employment by the Company, Executive will deliver to the Company all other Company property in Executive’s possession or under Executive’s control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists and information, account lists and other account information, database information, plans, designs and other documents.

6.             Remedies.

(a)           Executive acknowledges that the covenants contained in section 6 are fair and reasonable in order to protect the Company’s business and were a material and necessary inducement for the Company to agree to the terms of this Agreement.  Executive further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in section 6 may be inadequate and that the violation of any of the covenants contained in section 6 will cause irreparable and continuing damage to the Company.  Accordingly, the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights under section 6, including, but not limited to, an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  The covenants in sections 6 shall run in favor of the Company and its successors and assigns.  The provisions of section 6 and this section 7 shall survive the termination of the Employment Period.

(b)           It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

7.             Termination.

(a)           The Board of Directors may terminate Executive’s employment by the Company “for cause” by delivering to Executive, not less than ten days prior to the date on which the termination is to be effective, a written notice of termination for cause specifying the act, acts or failure to act that constitute the cause.  For the purposes of this agreement, the term “for cause” shall mean:

(i)            any act of fraud or embezzlement materially adversely affecting the financial, market, reputation or other interests of the Company;

(ii)           in the event of a conviction of Executive of, or a plea of nolo contendere to, (A) any violent felony or misdemeanor resulting in a jail sentence, (B) any felony involving moral turpitude or (C) a criminal violation of federal or state securities laws;

(iii)          any material failure to perform Executive’s duties as set forth in this Agreement which results in material harm to the Company, after reasonable notice and the opportunity to cure; or

(iv)          the death of Executive.

(b)           Executive shall not be entitled to receive any further compensation (other than his compensation through the effective date of such termination for cause) under this Agreement in his capacity as an employee of the Company, in the event that the Company terminates Executive’s employment by the Company for cause.

(c)           The Company may also terminate this Agreement and the employment of Executive by the Company other than for cause.  If the Company shall terminate this Agreement and the employment of Executive by the Company without cause or if the Company shall fail to enter into a new employment agreement with Executive for the period commencing immediately following the termination of the Employment Period, the Company shall pay Executive, within three months of the date of such termination or the termination of the Employment Period, as the case may be, an amount equal to the sum of (i) one year’s Base Salary plus (ii) the greater of (A) the Bonus received by Executive or otherwise accrued for the benefit of Executive under this Agreement for the one year period immediately preceding such termination or (B) the pro-rated portion (based on the number of days in the Company’s fiscal year ending April 30, 2009 (“FY 2009”) prior to the effective date of such termination of Executive by the Company without cause and a 365-day fiscal year) of any Bonus for FY 2009 that has not been paid to Executive assuming, for the purposes of this subclause (B), that all of the criteria for such Bonus for FY 2009 have been met and earned as of the date of termination.

8.             Indemnification.

(a)           The Company agrees to indemnify Executive and hold Executive harmless against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the California Corporation Code, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

(b)           The indemnification provision of this section 9 shall be in addition to any liability which the Company may otherwise have to Executive.

(c)           If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness.  Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Corporation, as may be amended from time to time.

9.             Notices.  All notices and other communications required or permitted hereunder shall be in writing.  Notices shall be delivered personally, against written receipt therefor, via a recognized overnight courier (such as Federal Express, DHL, Airborne Express or U.S.P.S. Express Mail) or via certified or registered mail.  Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence.  Notices shall be addressed as follows:

If to Executive, to:	Christopher Toffales
21 Motts Hollow Road
Port Jefferson, New York 11777
Facsimile: (631) 331-3371
E-Mail: Toffales21@aol.com

with a copy to:	Neil M. Kaufman, Esq.
Davidoff Malito & Hutcher LLP
200 Garden City Plaza, Suite 315
Garden City, New York 11530
Facsimile: (516) 248-6422
E-Mail: nmk@dmlegal.com

If to the Company, to:	Isonics Corporation
5906 McIntyre Street
Golden, CO 80403
Attn: President
Facsimile: 303-279-7300
E-Mail: Jsakys@isonics.com

with a copy to:	Herrick K. Lidstone, Jr.
Burns, Figa & Will, P.C.
Suite 1000
6400 South Fiddler’s Green Circle
Greenwood Village, CO 80112
Facsimile: 303-796-2777
E-Mail: hklidstone@bfw-law.com

or, in the case of any of the parties hereto, at such other address as such party shall have furnished to each of the other parties hereto in accordance with this section 10.  Each such notice, demand, request or other communication shall be deemed given (i) on the date of such delivery by hand, (ii) on the first business day following the date of such delivery to the overnight delivery service or facsimile transmission, or (iii) three business days following such mailing.

10.           Company Representations and Warranties.  The Company represents and warrants to Executive as follows:

(a)           The Company is duly organized, validly existing and in good standing under the laws of California and has the requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or proposed to be conducted.

(b)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and carry out and perform its obligations under the terms of this Agreement.

(c)           The execution, delivery and performance by the Company of this Agreement, and the performance of all of the obligations of the Company under this Agreement have been duly authorized by the Board of Directors, and, other than shareholder approval required with respect to the Plan, no other corporate action on the part of the Company and no other corporate or other approval or authorization is required on the part of the Company or otherwise in order to make this Agreement the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of the Company.

(d)           The execution, delivery, and performance of, and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement, have not and will not:

(i)            (subject to the disclosure requirements of the federal securities laws) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets, properties or business of the Company under, any of the terms, conditions or provisions of the Company’s Certificate of Incorporation and Bylaws (each as amended through the date of this Agreement) or any agreement to which the Company is a party, or

(ii)           violate any judgment, ruling, order, writ, injunction, award, decree, or any Law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Company or any of its assets, properties or businesses, which violation would have a material adverse effect on the Company.

(e)           The Company has complied with all applicable securities laws, including, but not limited to the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”) prior to the date hereof, except for that certain Form 8-K due to be filed with the Securities and Exchange Commission with respect to certain events that occurred on February 13, 2007 and February 14, 2007, which must be filed no later than February 20, 2007.  The Company covenants and agrees that such Form 8-K shall comply with the Securities Laws.

11.           Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all references herein to the Company shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Executive and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Executive under this Agreement may not be delegated without the prior written approval of the Board of Directors.  In the event of any consolidation or merger of the Company into or with any other corporation, or the sale of all or substantially all of the assets of the Company to another corporation, person or entity during the Employment Period, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Executive’s obligations hereunder shall continue in favor of such successor corporation.

12.           Acknowledgment. Executive acknowledges that he has carefully read this Agreement, has had an opportunity to consult counsel regarding this Agreement and hereby represents and warrants to the Company that Executive’s entering into this Agreement, and the obligations and duties undertaken by Executive under this Agreement, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Executive is a party and that Executive is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform his obligations under this Agreement.

13.           Arbitration.

(a)           Any dispute arising between the parties to this Agreement, including, but not limited to, those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in the Nassau or Suffolk counties of the State of New York, before an experienced employment arbitrator and selected in accordance with the rules of the American Arbitration Association labor tribunal.  Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim.  Other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne equally by the parties hereto.

(b)           Should any party to this Agreement hereafter institute any legal action or administrative proceedings against another party with respect to any claim waived by this Agreement or pursue any other Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorney’s fees incurred as a result of such action.

14.           Conditions Precedent to the Effectiveness of this Agreement.

(a)           This agreement is subject to the approval of the Board of Directors of the Company.  Even after the Board of Directors of the Company approves this Agreement, the effectiveness of this Agreement is subject to the completion of each of the following conditions precedent, unless waived by the Company and Executive:

(i)            Receipt of a letter of intent from Clayton, Dunning & Co., or other broker-dealer reasonably acceptable to the Company for an equity or debt investment, on terms reasonably acceptable to the Company and Executive, in an amount of at least $2,000,000 (the “C-D Offering”); $1,380,000 of the proceeds of which financing will be used by the Company for the funding of its next obligations to SenseIt Corp. (being the working capital obligation due March 14, 2007 and for the April 15, 2007 payment due to Lucent Technologies); and

(ii)           Receipt of a waiver agreement from Cornell Capital Partners L.P. in form reasonably acceptable to the Company and Executive, including an agreement from Cornell Capital Partners L.P. to provide to the Company at least $1,000,000 in bridge loan financing, to the extent less than $2,000,000 is raised in the C-D Offering, with a minimum term of one year (or earlier, to the extent the Company receives proceeds from the sale of assets) in a form reasonably acceptable to the Company and Executive.

(b)           For so long as Executive is a director of the Company, the Company waives its rights under Section 4.1 of the Shareholders’ Agreement, dated as of October 26, 2006, among SenseIt, Executive and the Company.

(c)           Notwithstanding anything to the contrary contained in this Agreement, for each calendar day after February 16, 2007 in which the conditions precedent set forth in paragraph 14(a) have not been satisfied or waived by both the Company and Executive, one calendar day shall be added to each of the dates set forth in subparagraph 3(c)(i) which Executive must act or otherwise provide recommendations and documents in order to receive the applicable portion of the Bonus provided in said subparagraph.

15.           Miscellaneous.

(a)           The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(b)           This Agreement supersedes all prior agreements and constitutes the entire Agreement and understanding between parties.  This Agreement may not be amended, modified in any manner or terminated orally; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties against whom the same is sought to be enforced; provided, however, that Executive’s compensation may be increased at any time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement which in all other respects shall remain in full force and effect.

(c)           No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(d)           Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

(e)           This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

(f)            The Company will reimburse Executive for legal fees expended in negotiating the terms of this Agreement in an amount not to exceed $30,000.

(g)           Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

(h)           The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i)            The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(j)            As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of and year first above written.

Isonics Corporation

By:
Richard Hagman,
Director, Compensation Committee

Christopher Toffales